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As filed with the Securities and Exchange Commission on June 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TARGET CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Nicollet Mall Minneapolis, Minnesota	55403-2467
(Address of registrant's principal executive offices)	(Zip code)

Target Corporation Long-Term Incentive Plan
(Full title of the plan)

Douglas A. Scovanner
Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55403-2467
(612) 304-6073
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $.0833 per share(2)	37,000,000 shares	$44.39	$1,642,430,000	$208,096

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sales prices per share of the Registrant's Common Stock as reported on the New York Stock Exchange on June 1, 2004.

(2)
Associated with the common stock are preferred share purchase rights that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 37,000,000 shares of the Registrant's Common Stock to be issued pursuant to the Target Corporation Long-Term Incentive Plan (formerly known as the Target Corporation Long-Term Incentive Plan of 1999), as amended and restated (the "Plan"). Previously, 44,000,000 (split-adjusted) shares were registered under the Plan pursuant to Registration Statement No. 333-86373. In accordance with Section E of the General Instructions to Form S-8, Registration No. 333-86373 is incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, previously filed (File No. 1-6049) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

(1)
The Annual Report on Form 10-K of Registrant for the fiscal year ended January 31, 2004;

(2)
The description of Registrant's Common Stock contained in a registration statement filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(3)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

All documents filed by Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the distinterested shareholders, or by a court.

The Registrant also maintains a director and officer insurance policy which insures the Registrant and its directors and officers against damages, judgments, settlements and costs incurred by reason of certain acts of such persons in their capacities as directors and officers.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Document Description
4	Target Corporation Long-Term Incentive Plan(1)
5	Opinion of General Counsel of the Registrant.
23.1	Consent of General Counsel of the Registrant (included as part of Exhibit 5).
23.2	Consent of Ernst & Young LLP.
24	Powers of Attorney.

(1)
Incorporated by reference to Appendix B of the Proxy Statement for the 2004 Annual Meeting of Shareholders filed on April 5, 2004.

ITEM 9.    UNDERTAKINGS.

A.
POST-EFFECTIVE AMENDMENTS.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
CLAIMS FOR INDEMNIFICATION.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 2nd day of June, 2004.

TARGET CORPORATION
By
/s/ Douglas A. Scovanner Douglas A. Scovanner, Executive Vice President, Chief Financial Officer and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 2nd day of June 2004 by the following persons in the capacities indicated:

/s/ Robert J. Ulrich Robert J. Ulrich		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Douglas A. Scovanner Douglas A. Scovanner		Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)
Roxanne S. Austin	)
Calvin Darden	)
Roger A. Enrico	)
William W. George	)
Elizabeth Hoffman	)
Michele J. Hooper	)
James A. Johnson	)
Richard M. Kovacevich	)	Directors*
Anne M. Mulcahy	)
Stephen W. Sanger	)
Warren R. Staley	)
George W. Tamke	)
Solomon D. Trujillo	)
Robert J. Ulrich	)

*Douglas A. Scovanner, by signing his name hereto on the 2nd day of June, 2004, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being the majority of the Directors of the Registrant.

/s/ Douglas A. Scovanner Douglas A. Scovanner, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description	Form of Filing
4	Target Corporation Long-Term Incentive Plan	Incorporated by Reference
5	Opinion of General Counsel of the Registrant.	Electronic Transmission
23.1	Consent of General Counsel of the Registrant (included as part of Exhibit 5).
23.2	Consent of Ernst & Young LLP.	Electronic Transmission
24	Powers of Attorney.	Electronic Transmission

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  Item 8. Exhibits.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX